AGREEMENT

     This Agreement, dated as of September 28, 1998, is between George T. Jimenez, individually, and ACE*COMM
Corporation, a Maryland corporation. In consideration of the mutual benefits derived herefrom and certain other good and valid consideration, receipt of which hereby is acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

     1. If at any time during the next twelve months the following occur: (a) ACE*COMM's working capital becomes inadequate to support the business at its then current level and (b) financing for working capital adequate to support the business at such level can not be obtained in a timely manner, then Mr. Jimenez will make available through a loan or loan guarantee, for working capital, up to $3,500,000 in principal amount (less any amounts raised by ACE*COMM after September 28, 1998, from financing activities or through the sale or pledge of assets). Such loan, if any, would bear interest at the prime rate of interest at Crestar Bank plus 2% per annum, would be repayable upon demand and, an any event out of the first alternate funding available to ACE*COMM or upon a change of control of ACE*COMM, if any, and would be fully collateralized by the assets of the Company.

     2. Mr. Jimenez has provided an unconditional guarantee, fully secured by his cash or marketable securities, of ACE*COMM's reimbursement obligation for any amount paid by Crestar Bank in connection with a $450,000 letter of credit issued on behalf of ACE*COMM in connection with ACE*COMM's lease of its headquarters building.
ACE*COMM hereby agrees to repay Mr. Jimenez upon demand for any amounts paid by him under such guarantee. ACE*COMM's repayment obligation may be secured from time to time by assets of the Company at the request of Mr. Jimenez.

     Any amount required to be paid by ACE*COMM pursuant to this section which is not made on the date that the same becomes due and payable, shall continue as an obligation of ACE*COMM until it is fully paid, and ACE*COMM agrees in addition to pay, to the extent permitted by law, late interest thereon at the prime rate of interest at Crestar Bank plus 2% per annum, adjusted daily, such late interest to accrue from the date such overdue payment became due and payable until paid. ACE*COMM shall also pay, promptly upon demand, all costs of collection, including reasonable attorneys' fees if this Agreement is referred to an attorney for collection after default with respect thereto, whether or not an action is instituted to enforce or collect on this Agreement. Time is of the essence hereof for all purposes.

     ACE*COMM waives presentment and demand for payment, protest or notice of protest for non-payment, bringing of suit and diligence in taking any action to collect any sums owing thereunder or in proceeding against any of the rights and properties securing payment hereof. From time to time, without affecting the obligations of ACE*COMM contained herein, Mr. Jimenez may modify the terms of repayment of obligations under this Agreement, without causing such actions to constitute a notation of the repayment obligations under this Agreement or any waiver of rights. The acceptance by Mr. Jimenez of any repayment of obligations by ACE*COMM that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any rights for full repayment.

     Any attorney at law may appear in any court of record in the State of Maryland or in the United States, after demand for payment of the obligations under this Agreement and waive the issuing of service of process and confess a judgment against ACE*COMM in favor of Mr. Jimenez for the amount then appearing due under this Agreement, together with interest, costs of suit and reasonable attorneys' fees.

     3. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of, the parties and their respective heirs, successors, assigns, and personal representatives, as the case may be. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of the assets, or similar reorganization or change in control.

     4. Any term, provision or condition of this Agreement (other than as prohibited by applicable law) may be waived in writing at any time by the party which is entitled to the benefits thereof. This Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligations of the parties hereto, enforceable in accordance with its terms. The validity and construction of this Agreement or any of its provisions shall be determined under the laws of the State of Maryland, without giving effect to its conflicts of laws provisions, and without regard to its place of execution or its place of performance. If any one or more of the terms or provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect or in the event that any one or more of the provisions of this Agreement operated or would prospectively operate to invalidate this Agreement, then and in either of those events, such provision or provisions only shall be deemed null and void to the extent such term or provision is held to be invalid, illegal or unenforceable and shall not affect any other provision of this Agreement and the remaining provisions of this Agreement shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the 28th day of September, 1998.

                              GEORGE T. JIMENEZ



                              /S/ GEORGE T. JIMENEZ


                              ACE*COMM CORPORATION



                              By: /S/ GEORGE T. JIMENEZ
                                   George T. Jimenez
                                   Chairman of the Board
                    (authorized by the Board of Directors)